News Release

Pioneer Natural Resources Company Reports First Quarter 2020 Financial and Operating Results

Dallas, Texas, May 6, 2020 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended March 31, 2020. Pioneer reported first quarter net income attributable to common stockholders of $289 million, or $1.74 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the first quarter was $190 million, or $1.15 per diluted share. Cash flow from operating activities for the first quarter was $825 million.

Highlights

•Delivered strong first quarter free cash flow1 of $100 million

•Averaged first quarter oil production of 223 thousand barrels of oil per day (MBOPD), in the upper half of guidance

•Averaged first quarter production of 375 thousand barrels of oil equivalent per day (MBOEPD), at the top end of guidance

•Capital expenditures2 of $620 million during the first quarter, significantly underspending planned capital budget

•Further reducing 2020 capital budget by additional $300 million from March update; total reduction3 of approximately 55% when compared to original 2020 budget

•Decreasing production costs by $60 million to $70 million in 2020

•Reducing corporate overhead related costs by $80 million to $90 million in 2020

•CEO, Officers and Board of Directors electing voluntary compensation reductions, including a greater than 70% reduction for CEO in total cash compensation

President and CEO Scott D. Sheffield stated, "Through these challenging times, Pioneer's primary focus will continue to be the health and safety of our employees and the communities within which we operate. Despite the macroeconomic headwinds during the first quarter, the team executed at a very high level, generating $100 million of free cash flow1.

Drilling and completions efficiencies continued to improve, exceeding full-year 2020 targets in the first three months of the year, resulting in well cost reductions and greater capital efficiency than expected. This led to materially underspending our first quarter capital budget and underpins our revised full-year program that maintains similar production to 2019 levels while achieving a 55% reduction3 to our original capital budget.

Pioneer entered this difficult environment with one of the strongest balance sheets in the sector and it is our plan to emerge from this downturn in a similar position. As evidenced by our additional capital reduction and other cost reduction initiatives, our business plan remains flexible and responsive to economic conditions. I am confident that our strong balance sheet, world-class assets and dedicated employees are competitive advantages that will continue to differentiate Pioneer."

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the first quarter of $784 million and net debt of $1.9 billion. The Company had $2.4 billion of liquidity as of March 31, 2020, comprised of $784 million of unrestricted cash, $700 million available on its unsecured credit facility and a $905 million 364-day credit facility.

During the first quarter, the Company’s drilling, completion and facilities capital expenditures totaled $591 million. The Company’s total capital expenditures2, including water infrastructure, totaled $620 million.

Cash flow from operating activities during the first quarter was $825 million, leading to free cash flow1 of $100 million for the quarter.

In December 2018, the Board of Directors authorized a $2 billion common stock repurchase program. During the first quarter, the Company repurchased $110 million of common stock under this program. To date, the Company has repurchased a total of 6.4 million shares for $859 million under this authorization. The Company evaluates many factors, including market conditions and corporate considerations, such as liquidity and capital needs, in assessing the Company's ability to repurchase shares.

Financial Results

For the first quarter, the average realized price for oil was $45.60 per barrel. The average realized price for natural gas liquids (NGLs) was $14.52 per barrel, and the average realized price for gas was $1.61 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $7.31 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $12.71 per BOE. Exploration and abandonment costs were $9 million. General and administrative (G&A) expense was $56 million. Interest expense was $27 million. Other expense was $85 million, or $8 million excluding unusual items4.

Operations Update

Pioneer continued to see strong efficiency gains during the first quarter, enabling the Company to place 85 horizontal wells on production. Drilling operations averaged greater than 1,100 feet per day and completions showed a similar trend, delivering greater than 1,750 completed feet per day, both surpassing full-year 2020 expectations within the first quarter. These accelerated efficiency gains, coupled with service cost deflation, are reducing well costs and significantly improving capital efficiency.

Additionally, the Company remains focused on lowering operating costs and expects a reduction of $60 million to $70 million in 2020 to be achieved through efficiency gains, reduced workover activity levels and service cost improvements. In addition, the Company is proactively curtailing lower-margin, higher-cost vertical well production in the current commodity price environment, further benefiting operating costs. The Company currently has approximately 7 MBOPD of net production curtailed. Any additional voluntary curtailments will generally be an economically driven decision evaluated on a well-by-well basis. Based on past experience, the Company does not expect any well performance issues when the curtailed wells are returned to production.

The Company continues to transport oil, NGLs and gas from the Permian Basin to demand centers. Prior to current market dislocations, firm transportation (FT) provided the Company incremental cash flow of $741 million during 2018 and 2019. FT contracts provide access to higher priced markets, which has improved cash margins. To minimize risk and provide greater diversity of sales, the Company maintains five different FT contracts that move oil on pipelines to three different destinations along the Gulf Coast, including Corpus Christi, Houston and Nederland. The Company has sold all of its April and May volumes and is in the process of selling its June volumes. These FT contracts are supplemented with firm contracts for oil storage and dock space, enabling Pioneer to export oil or sell oil into the domestic refinery market.

Full-Year 2020 Update

The Company expects its revised 2020 drilling, completions and facilities capital budget to range between $1.3 billion to $1.5 billion, with an additional $100 million budgeted for Pioneer's differentiated water infrastructure, resulting in a revised total 2020 capital budget2 range of $1.4 billion to $1.6 billion. This represents a reduction of approximately 55% when compared to the Company's original 2020 capital budget.

During the second quarter through the fourth quarter of 2020, the Company plans to operate an average of five to eight horizontal rigs in the Midland Basin, including averaging one horizontal rig in the southern joint venture area. Additionally, Pioneer plans to operate an average of two to three frac fleets during the same time period. Pioneer will continue to evaluate drilling and completion activity on an economic basis, with future activity levels assessed monthly.

The Company continues to monitor the fluid macroeconomic environment and remains flexible and responsive to changing market conditions to preserve its strong balance sheet. Pioneer expects revised 2020 oil production to average 198 to 208 MBOPD and total production of 341 to 359 MBOEPD, which includes current voluntary curtailments of approximately 7 MBOPD. The Company’s production outlook does not include the potential for any additional curtailments. Due to the unprecedented volatility and uncertainty in commodity markets, the Company's quarterly production guidance is suspended.

Pioneer continues to maintain substantial oil derivative coverage in order to protect the balance sheet, providing the Company with operational and financial flexibility throughout this period. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Second Quarter 2020 Guidance

Production costs are expected to average $6.50 per BOE to $8.00 per BOE. DD&A expense is expected to average $12.50 per BOE to $14.50 per BOE. Total exploration and abandonment expense is forecasted to be $5 million to $15 million. G&A expense is expected to be $52 million to $62 million. Interest expense is expected to be $25 million to $30 million. Other expense is forecasted to be $20 million to $30 million, including terminated and stacked drilling rig fees, idle frac fleet fees and other fees associated with reduced activity levels. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $10 million to $40 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be nominal.

Environmental, Social & Governance

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility.  The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Pioneer is focused on reducing emissions and emission intensities. Between 2016 and 2018, the Company's greenhouse gas (GHG) emissions have been reduced by 24%, total GHG emission intensity has decreased by 38% and methane intensity has declined by 41%. Additionally, between January 2018 and July 2019, the Company was able to limit Permian flaring to less than 2% of its produced gas, one of the lowest flaring percentages in the Permian Basin. The Company's proactive measures, including monitoring 100% of its Permian facilities aerially for leak detection and repair (LDAR) and only producing a well once it is fully connected to a gas line, help to make Pioneer a leader in environmental stewardship.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors has a Health, Safety and Environment Committee and a Nominating and Corporate Governance Committee to provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in safety and environmental practices.

For more details, see Pioneer’s 2019 Sustainability Report at pxd.com/sustainability.

Earnings Conference Call

On Thursday, May 7, 2020, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2020, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 800-949-2175 and enter confirmation code 6548030 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through June 5, 2020. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining, storage and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facilities, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP measure, see reconciliation to comparable GAAP number in supplemental schedules.

Footnote 2: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A and corporate facilities.

Footnote 3: Reflects midpoints of capital guidance ranges.

Footnote 4: Unusual items include the following: (i) $69 million increase in the estimate of deficiency fee obligations associated with the 2019 sale of the Company's Eagle Ford and South Texas assets and (ii) $8 million of terminated drilling rig charges.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$784	$631
Restricted cash	74	74
Accounts receivable, net	555	1,035
Income taxes receivable	9	7
Inventories	188	205
Derivatives	386	32
Investment in affiliate	42	187
Other	31	20
Total current assets	2,069	2,191
Oil and gas properties, successful efforts method of accounting	23,612	23,028
Accumulated depletion, depreciation and amortization	(8,987)	(8,583)
Total oil and gas properties, net	14,625	14,445
Other property and equipment, net	1,629	1,632
Operating lease right of use assets	250	280
Goodwill	261	261
Derivatives	43	—
Other assets	174	258
	$19,051	$19,067

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,073	$1,411
Interest payable	18	53
Income taxes payable	3	3
Current portion of long-term debt	499	450
Derivatives	3	12
Operating leases	128	136
Other	356	431
Total current liabilities	2,080	2,496
Long-term debt	2,140	1,839
Derivatives	3	8
Deferred income taxes	1,465	1,389
Operating leases	146	170
Other liabilities	1,006	1,046
Equity	12,211	12,119
	$19,051	$19,067

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues and other income:
Oil and gas	$1,095	$1,135
Sales of purchased oil and gas	915	1,109
Interest and other	(206)	191
Derivative gain (loss), net	453	(13)
Loss on disposition of assets, net	—	(9)
	2,257	2,413
Costs and expenses:
Oil and gas production	176	221
Production and ad valorem taxes	75	68
Depletion, depreciation and amortization	434	421
Purchased oil and gas	1,028	957
Exploration and abandonments	9	20
General and administrative	56	94
Accretion of discount on asset retirement obligations	2	3
Interest	27	29
Other	85	147
	1,892	1,960
Income before income taxes	365	453
Income tax provision	(76)	(103)
Net income attributable to common stockholders	$289	$350

Basic and diluted net income per share attributable to common stockholders	$1.74	$2.06

Basic and diluted weighted average shares outstanding	166	169

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$289	$350
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	434	421
Impairment of inventory and other property and equipment	—	32
Exploration expenses, including dry holes	2	1
Deferred income taxes	76	103
Loss on disposition of assets	—	9
Accretion of discount on asset retirement obligations	2	3
Interest expense	5	1
Derivative-related activity	(412)	17
Amortization of stock-based compensation	16	24
Investment in affiliate valuation adjustment	145	(174)
South Texas contingent consideration valuation adjustment	63	—
South Texas deficiency fee obligation	69	—
Other	31	62
Change in operating assets and liabilities:
Accounts receivable	479	(69)
Inventories	16	(36)
Other assets	21	(15)
Accounts payable	(284)	(74)
Interest payable	(35)	(29)
Other liabilities	(92)	(22)
Net cash provided by operating activities	825	604
Net cash used in investing activities	(681)	(695)
Net cash provided by (used in) financing activities	9	(223)
Net increase (decrease) in cash, cash equivalents and restricted cash	153	(314)
Cash, cash equivalents and restricted cash, beginning of period	705	825
Cash, cash equivalents and restricted cash, end of period	$858	$511

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended March 31,
	2020	2019
Average Daily Sales Volume:
Oil (Bbls)	222,657	206,256
Natural gas liquids ("NGLs") (Bbls)	84,358	67,070
Gas (Mcf)	408,893	360,620
Total (BOE)	375,163	333,430

Average Price:
Oil per Bbl	$45.60	$49.38
NGL per Bbl	$14.52	$22.79
Gas per Mcf	$1.61	$2.50
Total per BOE	$32.08	$37.84

Three Months Ended March 31, 2020
(in $ per BOE)
Margin Data:
Average price	$32.08
Production costs	(5.14)
Production and ad valorem taxes	(2.17)
$24.77

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended March 31,
	2020	2019
Net income attributable to common stockholders	$289	$350
Participating share-based basic earnings	(1)	(2)
Basic and diluted net income attributable to common stockholders	$288	$348

Basic and diluted weighted average shares outstanding	166	169

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX, discretionary cash flow ("DCF") (as defined below) and net debt to trailing twelve months EBITDAX are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX, DCF and net debt to trailing twelve months EBITDAX as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2020	2019
Net income	$289	$350
Depletion, depreciation and amortization	434	421
Exploration and abandonments	9	20
Impairment of inventory and other property and equipment	—	32
Accretion of discount on asset retirement obligations	2	3
Interest expense	27	29
Income tax provision	76	103
Loss on disposition of assets	—	9
Derivative-related activity	(412)	17
Amortization of stock-based compensation	16	24
Investment in affiliate valuation adjustment	145	(174)
South Texas contingent consideration valuation adjustment	63	—
South Texas deficiency fee obligation	69	—
Other	31	62
EBITDAX (a)	749	896
Cash interest expense	(22)	(28)
Discretionary cash flow (b)	727	868
Cash exploration expense	(7)	(19)
Changes in operating assets and liabilities	105	(245)
Net cash provided by operating activities	$825	$604
______________________
(a)“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net loss on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

Trailing Twelve Months Ended March 31, 2020
Net income	$695
Depletion, depreciation and amortization	1,724
Exploration and abandonments	47
Impairment of inventory and other property and equipment	6
Accretion of discount on asset retirement obligations	9
Interest expense	119
Income tax provision	204
Loss on disposition of assets	468
Derivative-related activity	(416)
Amortization of stock-based compensation	66
Investment in affiliate valuation adjustment	304
South Texas contingent consideration valuation adjustment	108
Restructuring charge (including stock-based compensation)	167
South Texas deficiency fee obligation	69
Other	74
EBITDAX before restructuring charge	3,644
Restructuring charge (excluding stock-based compensation)	(141)
EBITDAX (a)	3,503
Cash interest expense	(106)
Current income tax (provision) benefit	5
Discretionary cash flow (b)	3,402
Cash exploration expense	(38)
Changes in operating assets and liabilities	(28)
Net cash provided by operating activities	$3,336
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net loss on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; restructuring charges; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.
The Company's net debt to trailing twelve months EBITDAX is calculated as follows:

March 31, 2020
Current and long-term portion of long-term debt	$2,639
Less: Cash and cash equivalents	784
Net debt	$1,855

Net debt to trailing twelve months EBITDAX	0.5

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and income attributable to common stockholders excluding noncash MTM adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments including (i) the Company's derivative positions, (ii) contingent consideration attributable to the 2019 South Texas divestiture and (iii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and unusual items is as follows:

		Three Months Ended March 31, 2020
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$289	$1.74
Noncash MTM adjustments:
Derivative gain, net ($412 pretax)		(321)	(1.93)
South Texas contingent consideration loss ($63 pretax)		49	0.29
ProPetro stock loss ($145 pretax)		113	0.69
Adjusted income excluding noncash MTM adjustments		130	0.79
Unusual items:
COVID-19 related charges ($77 pretax)	(a)	60	0.36
Adjusted income excluding noncash MTM adjustments and unusual items		$190	$1.15
_____________________
(a)As a result of the recent economic events caused by the COVID-19 pandemic, the Company recognized (i) a noncash $69 million charge to increase its estimated deficiency fee obligations associated with the 2019 sale of the Company's Eagle Ford and South Texas assets and (ii) an $8 million charge for terminated drilling rigs.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

Three Months Ended March 31, 2020
Net cash provided by operating activities	$825
Changes in operating assets and liabilities	(105)
Less: Capital expenditures (a)	(620)
Free cash flow	$100
_____________________
(a)Capital expenditures are calculated as follows:

Three Months Ended March 31, 2020
Costs incurred	$596
Less: Excluded items (a)	5
Plus: Other property, plant and equipment capital (b)	29
Capital expenditures	$620
______________________

(a) Includes acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b) Includes other property plant and equipment additions related to water infrastructure, well services and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of May 4, 2020
(Volumes are average daily amounts)

	2020			Year Ending December 31, 2021
	Second Quarter	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Brent collar contracts with short puts: (a)
Volume	135,500	115,500	115,500	—
Price:
Ceiling	$68.84	$69.78	$69.78	$—
Floor	$61.76	$62.06	$62.06	$—
Short put	$53.48	$53.56	$53.56	$—
Brent swap contracts:
Volume	98,911	177,900	160,900	38,750
Price	$37.27	$35.68	$36.43	$44.92
WTI swap contracts:
Volume	42,033	—	—	—
Price	$21.50	$—	$—	$—
Brent call contracts sold:
Volume per day (Bbl) (b)	—	—	—	20,000
Price per Bbl	$—	$—	$—	$69.74
Brent collar contracts with short puts:
Volume	120,000	30,000	30,000	96,000
Price:
Ceiling	$36.53	$43.09	$43.09	$47.07
Floor	$31.08	$34.83	$34.83	$42.50
Short put	$21.28	$24.83	$24.83	$31.45
Average daily gas production associated with Derivatives (MMBtu):
Swap contracts:
Volume	30,000	30,000	16,739	2,466
NYMEX price	$2.41	$2.41	$2.43	$2.46
Collar contracts:
Volume	—	—	—	80,000
NYMEX price:
Call	$—	$—	$—	$3.15
Put	$—	$—	$—	$2.50
Basis swap contracts:
Permian Basin index swap volume (c)	30,000	30,000	16,739	2,466
Price differential ($/MMBtu)	$(1.68)	$(1.68)	$(1.59)	$(1.46)
______________________
(a)Represents collar contracts with short puts that were entered into prior to March 2020. During March 2020, the Company entered into incremental swap contracts and collar contracts with short puts to provide additional downside protection for the second quarter through fourth quarter 2020 volumes.
(b)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.
(c)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the NYMEX index price used in swap contracts.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain, Net
(in millions)

Three Months Ended March 31, 2020
Noncash changes in fair value:
Oil derivative gain, net	$415
Gas derivative loss, net	(3)
Total noncash derivative gain, net	412

Net cash receipts on settled derivative instruments:
Oil derivative receipts	63
Interest rate derivative payments	(22)
Total cash receipts on settled derivative instruments, net	41
Total derivative gain, net	$453